Exhibit 99.1

MITER Brands Completes Acquisition of PGT Innovations, Inc.

VENICE, Fla, March 28, 2024 – PGT Innovations, Inc. (“PGTI” or the “Company”) (NYSE: PGTI) today announced that MIWD Holding Company LLC (“MITER Brands”) completed the acquisition of PGTI. The transaction was announced on January 17, 2024, and received approval of PGTI's stockholders on March 18, 2024. In accordance with the definitive merger agreement, PGTI stockholders will receive $42.00 in cash for each share of PGTI common stock.

With the completion of the acquisition, PGTI's common stock has ceased trading and will no longer be listed on the NYSE. The transaction was financed in part by an equity investment from an affiliate of Koch Equity Development LLC (“KED”), the principal investment and acquisition arm of Koch Industries, Inc. (“KII”), that is a current investor in MITER Brands.

Advisors

KeyBanc Capital Markets Inc. and RBC Capital Markets acted as financial advisors and provided committed debt financing to MITER Brands. Stinson LLP acted as legal counsel and Simpson Thacher & Bartlett LLP acted as debt financing counsel to MITER Brands. Evercore served as exclusive financial advisor to PGTI, and Davis Polk & Wardwell LLP served as legal counsel to PGTI. Rothschild & Co US Inc. served as financial advisor to Koch Equity Development LLC,Jones Day served as its legal counsel, and Gibson, Dunn & Crutcher LLP served as its tax counsel.

About PGTI

PGTI manufactures and supplies premium windows, doors, and garage doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on Earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces. PGTI creates value through deep customer relationships, understanding the unstated needs of the markets it serves, and a drive to develop category-defining products. The PGTI family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Anlin Windows & Doors, Eze-Breeze®, Eco Window Systems, NewSouth Window Solutions, and Martin Door. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit http://www.pgtinnovations.com.

About MITER Brands

Founded in 1947, MITER Brands is a residential window and door manufacturer that produces a portfolio of window and door brands for the new construction and replacement segments with an owner-operated, family-first approach. MITER Brands is the combination of two fast-growing regional product brands: MI Windows and Doors and Milgard Windows and Doors, and is a nationwide supplier of precision-built and energy-efficient products with more than 10 manufacturing facilities throughout the United States. MITER Brands instills confidence and drives quality customer experiences through optimized manufacturing, valued relationships, and dedicated team members coast to coast. For more information, visit www.miterbrands.com.

About KED

KED is the principal investment and acquisition arm of KII, one of the largest privately held businesses in America. Since 2012, KED has deployed more than $35 billion in equity investments and acquisitions. With as high as $125 billion of revenue, KII is a U.S.-based business and, along with the Koch companies, has 120,000 global employees operating in more than 60 countries.

Contacts:

For MITER Brands:

Ira Gorsky / Patrick Ryan

miterbrands@edelmansmithfield.com

732.740.5872

For PGTI:

Investors:

Craig Henderson

Chief Financial Officer

CHenderson@PGTInnovations.com

941.480.1600

FGS Global

PGTI@fgsglobal.com

212.687.8080